Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2020 RESULTS

MIDLAND, Texas, July 30, 2020/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2020.

For the quarter ended June 30, 2020, the Company reported revenues of $29,499,000, an increase of approximately 23% compared to $24,076,000 for the quarter ended June 30, 2019. For the second quarter of 2020, the Company reported net income of $1,500,000 or $0.06 per common share compared to a net loss of $11,246,000 or $0.49 loss per common share for the second quarter of 2019. The Company reported positive EBITDA of $5,799,000 for the quarter ended June 30, 2020 compared to negative EBITDA of $6,071,000 for the quarter ended June 30, 2019.

For the six months ended June 30, 2020, the Company reported revenues of $68,478,000, a decrease of approximately 9% compared to $75,240,000 for the six months ended June 30, 2019. For the six months ended June 30, 2020, the Company reported net income of $2,493,000 or $0.11 per common share compared to a net loss of $11,383,000 or $0.49 loss per common share for the six months ended June 30, 2019. The Company reported positive EBITDA of $11,630,000 for the six months ended June 30, 2020 compared to negative EBITDA of $111,000 for the six months ended June 30, 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “Second quarter results were favorably impacted by the continued operation of two large channel count crews in the United States (“U.S.”) that were partially offset by the redeployment of a small channel count crew on a previously completed project as described in our first quarter earnings release and severance costs of approximately $1.4 million associated with staff reductions that were announced in April. The company anticipates annual savings of approximately $4.3 million from such reductions. While our second quarter and six months results were positive, there continue to be significant challenges to the oil and gas industry and the overall energy market. On July 15, the Organization of the Petroleum Exporting Countries and its allies, collectively known as OPEC+, announced that OPEC+ will ease production cuts from 9.7 million barrels per day to 8.3 million barrels per day (net), potentially placing greater pressure on oil prices. In addition, a recent surge in the number of COVID-19 cases being reported both in the U.S. and globally may further limit economic activity and restrict worldwide travel. Combined, these factors could result in a further decrease of demand for oil and gas production, placing greater restraint on our clients’ spending levels. Already, many exploration and production companies have reduced their capital budgets by 30% to 50%, resulting in a reduction in the number of new wells being drilled. The corresponding decrease in the number of wells to be drilled and completed by our clients can negatively impact the demand for our services.”

Jumper continued, “Despite today’s challenges, there are signs of improvement. Oil prices have rebounded from their April lows and are currently trading in the $40 price per barrel range. A total of 1,238 permits to drill wells in the U.S. was approved during the month of June, a 15% month-over-month increase, and several independent oil and gas producers announced their intentions to increase their presence in both the Permian Basin and Bakken Oil Shale.”

Based on current but rapidly changing information, the Company anticipates continued operation of one moderate sized channel count crew through the end of 2020 in the U.S. with possible periods of low utilization and limited activity in Canada. Given the current market environment, the Company’s visibility beyond the fourth quarter is limited. Requests for proposals continue to be slow. However, the Company has several requests for projects in late 2020 that may require a second crew in the fourth quarter and several requests for projects in 2021.

Capital expenditures for the second quarter and first six months of 2020 were $359,000 and $2,703,000, respectively, primarily for maintenance capital items. The Company's balance sheet remains strong with $58,264,000 of working capital as of June 30, 2020. The Company has notes payable and finance leases totaling $1,629,000 as of June 30, 2020.

In response to the COVID-19 pandemic and its impact on our people, we continue to follow recommended CDC guidelines including, but not limited to, social distancing, hygiene recommendations, small group limits, enhanced work-from-home guidelines, minimized office hours in certain regions, and periodic town hall telephone conferences to update employees and their families on the Company’s practices and protocols.

We continue to provide additional flexibility to work from home for those with pre-existing health concerns, child care issues, elderly in-home residents or other general concerns. At the crew level, we have implemented policies to eliminate large group gatherings, provided additional vehicles to reduce the number of people per vehicle traveling to and from project locations, increased utilization of radio communication, secured ample safe daily water supply, offered increased housing flexibility and relaxed field schedules to allow for individual needs. Most of our day to day operations consist of small, often times individual, isolated work groups.

Jumper concluded, “While the challenges we face today are historic, they are by no means unfamiliar to Dawson Geophysical and the members of our team. Throughout our company’s 60-year plus history, we have experienced several downturns and setbacks which required us to reduce our crew counts, limit our spending and maintain a close eye on the balance sheet. That said, even in today’s low-priced oil environment, there’s a strong case for seismic as exploration and production companies are working harder than ever to identify optimum drilling locations in the most cost-efficient manner possible. Seismic data and the solutions that Dawson Geophysical provides are uniquely suited to help E&P companies achieve their goals. I thank all of our hard working employees, our valued clients and shareholders for their continued commitment and support during these challenging times.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2020 financial results on July 30, 2020 at 9 a.m. CT. Participants can access the call at 1-800-289-0438 (U.S.) and 1-323-794-2423 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through August 30, 2020 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 5281996. The webcast will be recorded and available for replay on Dawson’s website until August 30, 2020.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multicomponent seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2020 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$29,499	$24,076	$68,478	$75,240
Operating costs:
Operating expenses	19,732	25,324	48,748	66,180
General and administrative	4,261	5,049	7,935	9,593
Depreciation and amortization	4,383	5,325	9,287	11,406
	28,376	35,698	65,970	87,179

Income (loss) from operations	1,123	(11,622)	2,508	(11,939)

Other income (expense):
Interest income	115	151	220	293
Interest expense	(30)	(122)	(70)	(280)
Other income (expense), net	293	226	(165)	422
Income (loss) before income tax	1,501	(11,367)	2,493	(11,504)

Income tax (expense) benefit	(1)	121	—	121

Net income (loss)	1,500	(11,246)	2,493	(11,383)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	604	174	(595)	383

Comprehensive income (loss)	$2,104	$(11,072)	$1,898	$(11,000)

Basic income (loss) per share of common stock	$0.06	$(0.49)	$0.11	$(0.49)

Diluted income (loss) per share of common stock	$0.06	$(0.49)	$0.11	$(0.49)

Weighted average equivalent common shares outstanding	23,339,644	23,176,934	23,313,383	23,117,571

Weighted average equivalent common shares outstanding - assuming dilution	23,548,253	23,176,934	23,500,109	23,117,571

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,478	$26,271
Restricted cash	5,000	5,000
Short-term investments	2,350	2,350
Accounts receivable, net	26,600	24,356
Current maturities of notes receivable	1,434	66
Prepaid expenses and other current assets	4,700	7,575
Total current assets	69,562	65,618

Property and equipment, net	46,396	53,549
Right-of-use assets	5,968	6,605
Notes receivable, net of current maturities	—	1,394
Intangibles, net	367	385
Long-term deferred tax assets, net	—	57

Total assets	$122,293	$127,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,260	$3,952
Accrued liabilities:
Payroll costs and other taxes	1,978	1,963
Other	2,233	3,599
Deferred revenue	1,159	3,481
Current maturities of notes payable and finance leases	1,562	4,062
Current maturities of operating lease liabilities	1,106	1,200
Total current liabilities	11,298	18,257

Long-term liabilities:
Notes payable and finance leases, net of current maturities	67	96
Operating lease liabilities, net of current maturities	5,386	5,940
Deferred tax liabilities, net	22	—
Other accrued liabilities	—	150
Total long-term liabilities	5,475	6,186

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,399,035 and 23,335,855 shares issued, and 23,350,590 and 23,287,410 shares outstanding at June 30, 2020 and December 31, 2019, respectively	234	233
Additional paid-in capital	154,691	154,235
Retained deficit	(47,238)	(49,731)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(2,167)	(1,572)
Total stockholders' equity	105,520	103,165

Total liabilities and stockholders' equity	$122,293	$127,608

Reconciliation of EBITDA to Net Income (Loss)
(amounts in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2019	2018
Net income (loss)	$1,500	$(11,246)	$2,493	$(11,383)
Depreciation and amortization	4,383	5,325	9,287	11,406
Interest (income) expense, net	(85)	(29)	(150)	(13)
Income tax expense (benefit)	1	(121)	0	(121)
EBITDA	$5,799	$(6,071)	$11,630	$(111)

Reconciliation of EBITDA to Net Cash Provided by Operating Activities
(amounts in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2019	2018
Net cash provided by operating activities	$9,149	$13,636	$8,976	$12,069
Changes in working capital and other items	(2,775)	(19,143)	3,733	(10,906)
Noncash adjustments to net income (loss)	(575)	(564)	(1,079)	(1,274)
EBITDA	$5,799	$(6,071)	$11,630	$(111)